Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference of our report dated October 29, 2013, except for certain information in Note 16 as to which the date is June 20, 2014, related to the consolidated financial statements of Net Optics, Inc. and Subsidiaries as of December 31, 2012 and for the year then ended, which appear in the Current Report on Form 8-K/A of Ixia in the Registration Statements on Forms S-8 (No. 333-48814, 333-66382, 333-107818, 333-117969, 333-151764, 333-162322, 333-167628,. 333-176237, 333-184727, 333-188689, and 333-189701) of Ixia.

/s/ Burr Pilger Mayer, Inc.

San Jose, CA

June 20, 2014